UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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BlackRock New York Municipal Bond Trust
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BlackRock New York Municipal Bond Trust (BQH)

Shareholder Meeting Date July 18, 2019

Saba Is NOT Looking Out for You

Dear Shareholder,

You may have recently received a letter from Saba Capital Management, L.P. (“Saba”) regarding the BlackRock New York Municipal Bond Trust (your “Fund”). Saba wants you to believe their interests align with yours. They don’t. We’re going to explain why, after which you will recognize why voting the WHITE proxy card is the best way to protect your long-term interest in your Fund.

Saba’s letter suggests there are “simple actions” the Board can take to generate significant returns but Saba does not lay out what these actions include. The truth is that your Board has been proactive in evaluating measures to address your Fund’s discount and enhance value for all shareholders, including the implementation of an open market share repurchase program in 2018.

Saba’s letter mentions “flagging Fund performance” while the truth is that the Fund’s market price has outperformed peers over the 1, 3, 5 and 10-year periods.1 Saba also likes to highlight that the Fund trades at a discount. However, this is common for closed-end funds with approximately 82% of all closed-end funds currently trading at a discount.2 Saba’s letter suggests your Fund has high expenses when the truth is that the Fund’s effective management fee rate of 0.55% of managed assets is below the median of its peers.3

Your Board is devoted to overseeing and safeguarding your investment in the Fund. But we cannot fight Saba’s disruptive tactics alone. We need you, as a shareholder, to act. We ask that you please take a moment to cast your vote “FOR” the Board-approved nominees listed on the WHITE proxy card and “AGAINST” Saba’s proposal. Voting takes just a few minutes and can be done by phone or online.

It is important to know that Saba may contact you by mail or phone to solicit your support through a yellow proxy card (which Saba will refer to as “gold”). Please do NOT mail in any yellow (or “gold”) proxy card that you receive from Saba for any reason. Sending in Saba’s proxy card would cancel out your vote for the Board-approved nominees.

The entire Board is committed to your Fund and protecting your long-term financial interests as shareholders. The Board is honored to serve your Fund and its shareholders and asks for your continued support and confidence.

1 Source: Lipper as of 5/31/2019. Lipper peer group = Lipper New York Municipal Debt Closed-End Funds. Lipper defines this peer group as funds that invest primarily in municipal debt issues that are exempt from taxation in New York. All returns reflect reinvestment of dividends and/or distributions on the ex-date at the lower of the fund’s ex-date NAV or ex-date market price. Results are annualized for periods greater than one year.

2 Source: Morningstar as of 5/31/2019.

3 Source: Lipper as of 5/31/2019. Lipper peer group = Lipper New York Municipal Debt Closed-End Funds. Lipper defines this peer group as funds that invest primarily in municipal debt issues that are exempt from taxation in New York.

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